Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Middletown, Connecticut	Contact: Kevin R. Hoben
July 23, 2008	(860) 704-6820

PRESS RELEASE

Omega Flex today reported its results of operations for the Second Quarter, 2008:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended June 30:	2008	2007

Revenues	$16,378,000	$19,202,000
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Net income	$1,933,000	$1,808,000
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Basic and diluted earnings per share	$0.19	$0.18
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Basic and diluted shares	10,100,982	10,153,633
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Six Months Ended June 30:	2008	2007

Revenues	$32,801,000	$36,533,000
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Net income	$4,002,000	$3,680,000
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Basic and diluted earnings per share	$0.40	$0.36
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Basic and diluted shares	10,106,877	10,153,633
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Kevin R. Hoben, President and CEO, indicated the Company’s 2nd Quarter Revenues were down $2,824,000 (14.7%) from Revenues in the 2nd Quarter 2007, and Net Income improved $125,000 (6.9%) over the same period. Similarly, Revenues for the first six months of 2008 were $3,732,000 (10.2%) below Revenues in the same period in 2007, but Net Income increased $322,000 (8.8%) over the same period.

Revenue for the six-months ended June 30, 2008 reflects continued weakness in the residential construction industry, which was offset somewhat by gains in market share in residential, non-residential and international construction markets. Net income for the six- months ended June 30, 2008 rose primarily, as a result of improved margins related to decreased manufacturing costs, and to a lesser extent a decrease in marketing costs associated with reduced volume and certain administrative costs.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statement in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.